Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 2 to Registration Statement No. 333-152504 of Roadrunner Transportation Services Holdings, Inc. on Form S-1 (the “Registration Statement”) of our report dated July 22, 2008 relating to the combined financial statements of Group Transportation Services, Inc. and GTS Direct, LLC (collectively, “GTS”), both of which are under common control and common management, as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to GTS’ adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payments effective January 1, 2006 and the subsequent sale of GTS on February 29, 2008) appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Milwaukee, WI
October 3, 2008